AMERICAN CONSUMERS, INC.
                           NET INCOME PER COMMON SHARE
                                   EXHIBIT 11

                                           THIRTEEN WEEKS ENDED                  THIRTY-NINE WEEKS ENDED
                                     --------------------------------       --------------------------------
                                     February 26,        February 27,       February 26,        February 27,
                                         2000                1999               2000                1999
                                      ---------           ---------          ---------           ---------
Net income for computing
  earnings per common share           ($ 39,938)          $   7,660          ($ 77,740)          ($ 13,413)
                                      =========           =========          =========           =========


Weighted average number of
   common shares outstanding
   during each period                   840,962             888,316            839,457             887,094
                                      =========           =========          =========           =========

Net income per common share           ($  0.047)          $   0.009          ($  0.093)          ($  0.015)
                                      =========           =========          =========           =========